Exhibit 99.1

FOR IMMEDIATE RELEASE — APRIL 28, 2005

For further information:
Kenneth Kay	Steve Iaco	Shelley Young
Senior Executive Vice President and	Director of Corporate	Director of Investor
Chief Financial Officer	Communications	Relations
213.438.4833	212.984.6535	212.984.8359

CB Richard Ellis Group, Inc. Announces Preliminary Earnings Highlights for the

First Quarter of 2005

Los Angeles, CA - (April 28, 2005) — CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that its first quarter 2005 net income was $14.6 million, or $0.19 per diluted share, as compared to a net loss of $16.6 million, or $0.26 per diluted share, for the first quarter of 2004.  Excluding one-time costs of $7.4 million (or $4.4 million after-tax), net income for the first quarter was $19.0 million, or $0.25 per diluted share, as compared to a net loss of $2.6 million, or $(0.03) per diluted share, for the same prior year period, reflecting an increase of $21.6 million.

For the first quarter of 2005, the Company generated revenue of $538.3 million, a 22.1% increase over the $441.0 million posted in the first quarter of 2004.

These increases in revenue, net income and earnings per share were due in large part to strong top and bottom line performance from all of our lines of business and geographies.

As previously announced, the Company will issue its detailed first quarter 2005 earnings release on Wednesday May 4, 2005 followed by an earnings conference call on Thursday May 5, 2005 at 10:30 a.m. Pacific time.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2004 revenue). With approximately 13,500 employees, the company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices). The company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research and consulting.  Please visit our Web site at www.cbre.com.